EX-Filing Fees

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

AMG Pantheon Master Fund, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$225,603,785.68 (1)	0.01531%	$34,539.94 (2)

Fees Previously Paid			$34,539.94 (2)

Total Transaction Valuation	$225,603,785.68 (1)

Total Fees Due for Filing			$34,539.94

Total Fees Previously Paid			$34,539.94

Total Fee Offsets			$0.00

Net Fee Due			$0.00

(1)

Calculated as the aggregate maximum purchase price for units of beneficial interest, based upon the estimated net asset value per unit as of October 31, 2024. The fee of $34,539.94 was paid in connection with the filing of the Schedule TO-I by AMG Pantheon Master Fund, LLC (File No. 005-89631) on December 23, 2024 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2)	Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation.